EXHIBIT 10.02

AMENDMENT TO EMPLOYMENT AGREEMENT

The agreement set forth herein (“this Agreement”), is made as of this 25th day of August, 2008, by and between MRG Entertainment, Inc. (“the Company”), New Frontier Media, Inc. (“NFM”) and Richard Bruce Goldberg (“Executive”) and is effective as of February 10, 2009.

Recitals

Whereas, Executive has heretofore been employed by MRG, pursuant to an Employment Agreement dated February 10, 2006, a copy of which is attached hereto as Exhibit A and incorporated by reference (“the MRG Employment Agreement”); and

Whereas, Executive has previously entered into the Non-Competition, Non-Solicitation and Trade Secrecy Agreement between and among NFM, MRG, and Executive, dated February 10, 2006, a copy of which is attached hereto as Exhibit B and incorporated by reference (the Non-Competition Agreement”); and

Now Therefore, all parties desire to extend the period of employment of Executive under the terms and conditions set forth in this Agreement.

A.                                   Unless otherwise defined in this Agreement, all defined terms used herein shall have the meaning as set forth in the MRG Employment Agreement.

B.                                     Except as expressly modified hereby, the terms and conditions of the MRG Employment Agreement remain in full force and effect.

C.                                     This Agreement shall not alter or amend any of the non-competition or non-solicitation terms (nor any other terms) set forth in the Non-Competition Agreement.

D.                                    Company and Executive agree to amend the MRG Employment Agreement as set forth below. The following replaces Section 1 and Subsections (i), (ii) and (ix) of Section 2B of the MRG Employment Agreement in their entirety, and adds Section 14 to the MRG Employment Agreement:

Section 1. Employment Period

Executive shall be employed by Company, in accordance with the terms and conditions of this Agreement and the MRG Employment Agreement, commencing on the effective date of the MRG Employment Agreement, and ending at midnight on March 31, 2011, unless sooner terminated in accordance with the provisions of Sections 3 or 4, of the MRG Employment Agreement (“the Employment Period”).

Section 2. Terms of Employment.

(B) Compensation

(i) Base Salary.  Executive shall receive a base salary (“Base Salary”), which shall be paid in equal installments on a bi-weekly basis, at the rate of: Four Hundred Thousand Dollars ($400,000) per annum, less standard deductions and withholdings, during the period commencing February 10, 2009 and ending February 9, 2010; and Four Hundred Fifty Thousand Dollars ($450,000) per annum, less standard deductions and withholdings, during the period commencing February 10, 2010 and ending March 31, 2011.

(ii) Discretionary Bonus.  In addition to Executive’s Base Salary, the Company may, in its sole discretion, award cash bonuses annually to Executive, less standard deductions and withholdings.

(ix) Stock Options.  Executive shall receive an option to purchase 150,000 shares of New Frontier Media common stock with a strike price of $5.00 per option.  (“Option”).  Unless the employment relationship has sooner terminated, the Option will vest equally over a four (4) year period (25% vested after year one, 25% vested after year two, 25% vested after year three and 25% vested after year four).

Section 14.  Assignment of MRG’s Rights and Obligations.

All of Company’s rights and obligations under this Agreement may be assigned to NFM, or to any subsidiary of NFM, in the sole discretion of NFM.  In such event, Executive shall report to the Chief Executive Officer of NFM or its successor.

Agreed and Accepted:

NEW FRONTIER MEDIA, INC.	Date:
A Colorado Corporation

/s/ Michael Weiner	8/21/2008

MRG ENTERTAINMENT, INC.	Date:
A California Corporation

/s/ Rich Goldberg	8-25-08

EXECUTIVE	Date:

/s/ Rich Goldberg	8/12/2008
Richard Bruce Goldberg